Exhibit 99.1

Press Release

For immediate release

AG Mortgage Investment Trust, Inc. Announces Exercise of Underwriters’ Over-Allotment Option

Investor and Media Relations Contact: Forest Wolfe, General Counsel, 212-692-8248

New York – July 28, 2011 – AG Mortgage Investment Trust, Inc. (NYSE: MITT) (the “Company”) today announced that the underwriters of its initial public offering (“IPO”) have exercised their over-allotment option in part to purchase an additional 800,000 shares of the Company’s common stock (“Additional Shares”) at the offering price of $20.00 per share. The over-allotment option was granted in connection with the Company’s IPO of 5.5 million shares that was completed on July 6, 2011.

As previously disclosed, concurrently with the IPO, the Company completed a private placement, consisting of (i) 3,205,000 units, with each unit consisting of one share of common stock and a warrant to purchase 0.5 of a share of common stock, at $20.00 per unit, and (ii) 500,000 shares of common stock at $20.00 per share to certain affiliates of Angelo, Gordon. Total proceeds from the private placements were $74.1 million.

The Company received proceeds of $16 million from the sale of the Additional Shares. At the completion of the offering, after giving effect to the partial exercise of the over-allotment option and the private placement, the Company has sold a total of 10,005,000 shares of common stock and raised approximately $198.1 million in net proceeds.

In connection with the IPO, Deutsche Bank Securities, Stifel Nicolaus Weisel and RBC Capital Markets served as joint book-running managers. JMP Securities, National Securities Corporation, Sterne Agee, Wunderlich Securities, Ladenburg Thalmann & Co. Inc., PrinceRidge and SMBC Nikko acted as co-managers.

AG Mortgage Investment Trust, Inc.

245 Park Avenue, 26th Floor

New York, New York 10167

Telephone: 212-692-2000

A registration statement relating to these securities has been declared effective by the Securities and Exchange Commission. This press release does not constitute an offer to sell or the solicitation of an offer to buy the shares of common stock or any other securities, nor will there be any sale of the shares of common stock or any other securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of such state or jurisdiction. Any offer, if at all, will be made only by means of a prospectus forming a part of the effective registration statement.

Interested persons may obtain copies of the prospectus from Deutsche Bank AG, 60 Wall Street, New York, NY 10005, Attention: Investor Relations, or by calling 212-250-2500.

About AG Mortgage Investment Trust, Inc.

AG Mortgage Investment Trust, Inc. is a real estate investment trust that invests in, acquires and manages a diversified portfolio of residential mortgage assets, other real estate-related securities and financial assets. AG Mortgage Investment Trust, Inc. is externally managed and advised by AG REIT Management, LLC, a subsidiary of Angelo, Gordon & Co., L.P., an SEC-registered investment adviser that specializes in alternative investment activities. Additional information is available at www.agmortgageinvestmenttrust.com.

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